Exhibit 99.4

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Great Lakes Dredge & Dock Corporation

Oak Brook, Illinois

We have audited the accompanying consolidated balance sheets of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the accompanying financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Great Lakes Dredge & Dock Corporation and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2011, not presented herein, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 14, 2011 (July 21, 2011 as to Note 22)

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND 2009

(In thousands, except share and per share amounts)

	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48,478	$3,250
Accounts receivable—net	95,548	153,901
Contract revenues in excess of billings	24,842	28,004
Inventories	31,734	29,192
Prepaid expenses	3,448	2,644
Other current assets	18,919	15,445

Total current assets	222,969	232,436
PROPERTY AND EQUIPMENT—Net	323,231	291,157
GOODWILL	98,049	98,049
OTHER INTANGIBLE ASSETS—Net	3,280	1,037
INVENTORIES—Noncurrent	27,128	27,662
INVESTMENTS IN JOINT VENTURES	7,329	7,943
OTHER	11,839	7,142

TOTAL	$693,825	$665,426

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$82,721	$83,783
Accrued expenses	32,809	31,265
Billings in excess of contract revenues	14,484	24,901
Current portion of note payable	2,500	—
Current portion of equipment debt	303	1,200

Total current liabilities	132,817	141,149
REVOLVING CREDIT FACILITY	—	11,000
LONG TERM NOTE PAYABLE	5,000	—
7.75% SENIOR SUBORDINATED NOTES	175,000	175,000
DEFERRED INCOME TAXES	92,466	81,642
OTHER	11,717	12,086

Total liabilities	417,000	420,877

COMMITMENTS AND CONTINGENCIES (Note 18)

EQUITY
Common stock—$0.0001 par value; authorized, 90,000,000 shares; issued and outstanding, 58,770,369 shares and 58,542,038 shares at December 31, 2010 and 2009, respectively	6	6
Additional paid-in capital	266,329	263,579
Retained earnings (accumulated deficit)	12,261	(18,336)
Accumulated other comprehensive income	357	539

Total Great Lakes Dredge & Dock Corporation Equity	278,953	245,788
NONCONTROLLING INTERESTS	(2,128)	(1,239)

Total equity	276,825	244,549

TOTAL	$693,825	$665,426

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands, except per share amounts)

	2010	2009	2008
CONTRACT REVENUES	$686,922	$622,244	$586,879

COSTS OF CONTRACT REVENUES	564,140	534,000	517,576

GROSS PROFIT	122,782	88,244	69,303

GENERAL AND ADMINISTRATIVE EXPENSES	54,352	45,993	43,206

Total operating income	68,430	42,251	26,097

OTHER EXPENSE:
Interest expense—net	(13,542)	(16,150)	(16,971)
Equity in loss of joint ventures	(614)	(384)	(15)

Total other expense	(14,156)	(16,534)	(16,986)

INCOME BEFORE INCOME TAXES	54,274	25,717	9,111

INCOME TAX EXPENSE	(20,554)	(10,983)	(3,839)

NET INCOME	33,720	14,734	5,272

Net (income) loss attributable to noncontrolling interests	889	2,734	(293)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION	$34,609	$17,468	$4,979

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.59	$0.30	$0.09
Basic weighted-average shares	58,647	58,507	58,469

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.59	$0.30	$0.09
Diluted weighted-average shares	58,871	58,612	58,478

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands, except share and per share amounts)

	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
BALANCE—January 1, 2008	58,459,824	$6	$260,669	$(32,810)	$470	$2,061	$230,396
Acquisition of NASDI Noncontrolling Interest	—	—	1,373	—	—	(1,521)	(148)
Repurchase of shares	(3,622)	—	(6)	—	—	—	(6)
Share-based compensation	28,040	—	465	—	—	—	465
Dividends declared and paid	—	—	—	(3,981)	—	—	(3,981)
Comprehensive income:
Net income	—	—	—	4,979	—	293	5,272
Reclassification of derivative losses to earnings (net of tax of $145)	—	—	—	—	218	—	218
Change in fair value of derivatives (net of tax of $2,720)	—	—	—	—	(4,103)	—	(4,103)

Total comprehensive income:						293	1,387

BALANCE—December 31, 2008	58,484,242	6	262,501	(31,812)	(3,415)	833	228,113
Acquisition of Yankee Environmental Services	—	—	—	—	—	662	662
Share-based compensation	57,796	—	1,078	—	—	—	1,078
Dividends declared and paid	—	—	—	(3,992)	—	—	(3,992)
Comprehensive income (loss):
Net income (loss)	—	—	—	17,468	—	(2,734)	14,734
Reclassification of derivative losses to earnings (net of tax of $2,101)	—	—	—	—	3,164	—	3,164
Change in fair value of derivatives (net of tax of $524)	—	—	—	—	790	—	790

Total comprehensive income (loss):						(2,734)	18,688

BALANCE—December 31, 2009	58,542,038	6	263,579	(18,336)	539	(1,239)	244,549
Share-based compensation	79,067	—	2,094	—	—	—	2,094
Vesting of restricted stock units	13,302						—
Exercise of stock options	135,962	—	656				656
Dividends declared and paid	—	—	—	(4,012)	—	—	(4,012)
Comprehensive income (loss):
Net income (loss)	—	—	—	34,609	—	(889)	33,720
Reclassification of derivative gains to earnings (net of tax of $213)	—	—	—	—	(321)	—	(321)
Change in fair value of derivatives (net of tax of $92)	—	—	—	—	139	—	139

Total comprehensive income (loss):						(889)	33,538

BALANCE—December 31, 2010	58,770,369	$6	$266,329	$12,261	$357	$(2,128)	$276,825

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands)

	2010	2009	2008
OPERATING ACTIVITIES:
Net income	$33,720	$14,734	$5,272
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	34,301	33,023	30,124
Equity in loss of joint ventures	614	384	15
Distribution from equity joint ventures	—	621	625
Deferred income taxes	7,405	1,401	1,596
Gain on dispositions of property and equipment	(505)	(651)	(553)
Amortization of deferred financing fees	1,607	1,677	1,892
Share-based compensation expense	2,094	1,078	465
Changes in assets and liabilities:
Accounts receivable	56,603	(33,281)	(4,911)
Contract revenues in excess of billings	3,510	2,925	(17,088)
Inventories	2,630	9,836	(16,218)
Prepaid expenses and other current assets	(847)	3,529	(986)
Accounts payable and accrued expenses	(5,053)	12,591	(2,068)
Billings in excess of contract revenues	(11,078)	5,119	14,345
Other noncurrent assets and liabilities	(1,470)	1,012	2,295

Net cash flows provided by operating activities	123,531	53,998	14,805

INVESTING ACTIVITIES:
Purchases of property and equipment	(25,258)	(24,666)	(44,484)
Dispositions of property and equipment	431	1,028	17,445
Purchase of Matteson	(37,869)	—	—
Acquisition of controlling interest in Yankee Environmental Services	—	(1,229)	—
Changes in restricted cash	—	—	787
Purchase of noncontrolling interest in NASDI, LLC	—	—	(5)

Net cash flows used in investing activities	(62,696)	(24,867)	(26,257)

FINANCING ACTIVITIES:
Borrowings under revolving loans	14,968	158,877	222,443
Repayments of revolving loans	(25,968)	(189,377)	(202,443)
Exercise of stock options	656	—	—
Dividends paid	(4,012)	(3,992)	(3,981)
Repayments of long-term debt	(1,186)	(1,774)	(2,148)
Repayment of capital lease debt	(65)	(93)	(174)
Repurchase of preferred and common shares	—	—	(6)

Net cash flows provided by (used in) financing activities	(15,607)	(36,359)	13,691

NET CHANGE IN CASH AND CASH EQUIVALENTS	45,228	(7,228)	2,239
CASH AND CASH EQUIVALENTS—Beginning of year	3,250	10,478	8,239

CASH AND CASH EQUIVALENTS—End of year	$48,478	$3,250	$10,478

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$13,269	$14,764	$15,357

Cash paid for taxes	$16,332	$8,677	$4,695

NONCASH INVESTING ACTIVITY
Property and equipment purchased but not yet paid	$8,559	$4,187	$3,187

Property and equipment purchased on equipment notes	$109	$615	$2,213

Purchase price of Matteson comprised of promissory notes and other liabilities	$9,140	$—	$—

See notes to the consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009 AND FOR THE

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands, except share and per share amounts)

1.     NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Great Lakes Dredge & Dock Corporation and its subsidiaries (the “Company” or “Great Lakes”) are in the business of marine construction, primarily dredging, and commercial and industrial demolition. The Company’s primary dredging customers are domestic and foreign government agencies, as well as private entities, and its primary demolition customers are general contractors, corporations that commission projects, nonprofit institutions such as universities and hospitals, and local government and municipal agencies.

Principles of Consolidation and Basis of Presentation—The consolidated financial statements include the accounts of Great Lakes Dredge & Dock Corporation and its majority-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. The equity method of accounting is used for investments in unconsolidated investees in which the Company has significant influence, but not control. Other investments, if any, are carried at cost.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition on Contracts—Substantially all of the Company’s contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The majority of the Company’s demolition contracts are also fixed-price contracts, with others managed as time-and-materials. Contract revenues are recognized under the percentage-of-completion method, based on the Company’s engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion. For demolition contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due to the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specification is encountered, and a change in project scope, performance methodology and/or material disposal is necessary. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

The components of costs of contract revenues include labor, equipment (including depreciation, maintenance, insurance and long-term rentals), subcontracts, fuel and project overhead. Hourly labor is generally hired on a project-by-project basis. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized. Generally, capital projects have the highest margins due to the complexity of the projects, while beach nourishment projects have the most volatile margins because they are most often exposed to variability in weather conditions.

1.    NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company’s cost structure includes significant annual equipment-related costs, including depreciation, maintenance, insurance and long-term rentals. These costs have averaged approximately 21% to 22% of total costs of contract revenues over the last three years. During the year, both equipment utilization and the timing of fixed cost expenditures fluctuate significantly. Accordingly, the Company allocates these fixed equipment costs to interim periods in proportion to revenues recognized over the year, to better match revenues and expenses. Specifically, at each interim reporting date the Company compares actual revenues earned to date on its dredging contracts to expected annual revenues and recognizes equipment costs on the same proportionate basis. In the fourth quarter, any over and under allocated equipment costs are recognized such that the expense for the year equals actual equipment costs incurred during the year.

Classification of Current Assets and Liabilities—The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, unless completion of such contracts extends significantly beyond one year.

Cash Equivalents—The Company considers all highly liquid investments with a maturity at purchase of three months or less to be cash equivalents.

Accounts receivable-net—Accounts receivable represent amounts due or billable under the terms of contracts with customers, including amounts related to retainage. The Company anticipates collection of retainage generally within one year, and accordingly presents retainage as a current asset. In 2010 it was concluded that a portion of retainage would not be collected until after one year. This amount, $5,923, is classified as other non-current assets. The Company provides an allowance for estimated uncollectible accounts receivable when events or conditions indicate that amounts outstanding are not recoverable.

Inventories—Inventories consist of pipe and spare parts used in the Company’s dredging operations. Pipe and spare parts are purchased in large quantities; therefore, a certain amount of pipe and spare part inventories is not anticipated to be used within the current year and is classified as long-term. Inventories are stated at the weighted average historical cost.

Property and Equipment—Capital additions, improvements, and major renewals are classified as property and equipment and are carried at depreciated cost. Maintenance and repairs that do not significantly extend the useful lives of the assets or enhance the capabilities of such assets are charged to expenses as incurred. Depreciation is recorded over the estimated useful lives of property and equipment using the straight-line method and the mid-year depreciation convention. The estimated useful lives by class of assets are:

Class	Useful Life (years)
Buildings and improvements	10
Furniture and fixtures	5-10
Vehicles, dozers, and other light operating equipment and systems	3-5
Heavy operating equipment (dredges and barges)	10-30

Leasehold improvements are amortized over the shorter of their remaining useful lives or the remaining terms of the leases.

Goodwill and Other Intangibles—Goodwill represents the excess of cost over fair value. Other identifiable intangibles mainly represent developed technology and databases, customer relationships, and customer contracts acquired in business combinations and are being amortized over a one to ten-year period. Goodwill is tested annually for impairment in the third quarter of each year, or more frequently should circumstances dictate. GAAP requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

1.    NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company assesses the fair values of its reporting units using both a market-based approach and an income-based approach. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors, including estimates of future market growth trends, forecasted revenues and expenses, expected periods the assets will be utilized, appropriate discount rates and other variables. The estimates are based on assumptions that the Company believes to be reasonable, but which are unpredictable and inherently uncertain. Changes in these estimates and assumptions could materially affect the determination of fair value, and may result in the impairment of goodwill in the event that actual results differ from those estimates.

The market approach measures the value of an entity through comparison to comparable companies. Under the market approach, the Company uses the guideline public company method by applying estimated market-based enterprise value multiples to the reporting unit’s estimated revenue and EBITDA. The Company analyzed companies that performed similar services or are considered peers. Due to the fact that there are no public companies that are our direct competitors, the Company weighed the results of this approach less than the income approach.

The Company operates in two reportable segments: dredging and demolition. These reportable segments are the Company’s operating segments and the reporting units at which the Company tests goodwill for impairment. The Company performed its most recent annual test of impairment as of July 1, 2010 for the goodwill in both the dredging and demolition segments with no indication of goodwill impairment as of the test date. As of the test date, the fair value of both the dredging segment and the demolition segment were in excess of their carrying values by approximately 25%. No test was performed in the fourth quarter as based on the segments’ current forecasts no triggering events which would require a test were deemed to have occurred. The Company will perform its next scheduled annual test of goodwill in the third quarter of 2011 should no triggering events occur which would require a test prior to the next annual test.

Long-Lived Assets—Long-lived assets are comprised of property and equipment and intangible assets subject to amortization. Long-lived assets to be held and used are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable by comparing the undiscounted cash flows associated with the assets to their carrying amounts. If such a review indicates an impairment, the carrying amount would be reduced to fair value. If long-lived assets are to be disposed, depreciation is discontinued, if applicable, and the assets are reclassified as held for sale at the lower of their carrying amounts or fair values less estimated costs to sell. No triggering events were identified in 2010 or 2009.

Self-insurance Reserves—The Company self-insures costs associated with its seagoing employees covered by the provisions of Jones Act, workers’ compensation claims, hull and equipment liability, and general business liabilities up to certain limits. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company considers historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in the determination of such reserves.

The Company is a member of an insurance association that provides personal injury coverage for its maritime workforce in excess of self-insurance retention limits. The Company is subject to retroactive premium adjustments based on the association’s claims experience and investment performance. The Company accrues for retroactive premium adjustments when assessed by the insurance association. During the years ended December 31, 2010, 2009 and 2008, there were $2,207, $1,983 and $2,183 recorded for retroactive assessments, respectively.

Income Taxes—The provision for income taxes includes federal, foreign, and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. Recorded deferred income tax assets and liabilities are based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities, given the effect of currently enacted tax laws.

1.    NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments—The carrying value of financial instruments included in current assets and current liabilities approximates fair values due to the short-term maturities of these instruments. The fair value of the Company’s long-term senior subordinated notes is $177,188 at December 31, 2010. The fair value of other financial instruments approximates their carrying values at December 31, 2010.

Noncontrolling Interest—The Company previously owned 85% of the capital stock of North American Site Developers, Inc. (“NASDI Inc”), a demolition service provider located in the Boston, Massachusetts area. On April 30, 2008, the Company acquired the remaining 15% of the capital stock from Christopher A. Berardi, the then President of NASDI Inc. Additionally, the Company entered into a series of transactions for the purpose of restructuring the Company’s arrangements with Mr. Berardi. Noncontrolling interest as currently recorded represents the 35% Class B interests in NASDI, LLC (“NASDI”) currently owned by Mr. Berardi.

On January 1, 2009 the Company acquired a 65% interest in Yankee Environmental Services (“Yankee”) (See Note 20).

Earnings Per Share—Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. At December 31, 2010, the impact of options to purchase shares of common stock (“NQSO”) was dilutive and, accordingly, no options are excluded from the calculation of diluted earnings per share based on the application of the treasury stock method. At December 31, 2009 and 2008, 356,774 stock options would have an antidilutive effect on earnings per share and therefore are excluded from the calculation.

The computations for basic and diluted earnings per share for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
Net income attributable to common shareholders of Great Lakes Dredge & Dock Corporation	$34,609	$17,468	$4,979
Weighted-average common shares outstanding—basic	58,647	58,507	58,469
Effect of stock options and restricted stock units	224	105	9

Weighted-average common shares outstanding—diluted	58,871	58,612	58,478

Earnings per share—basic	$0.59	$0.30	$0.09
Earnings per share—diluted	$0.59	$0.30	$0.09

2.    ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2010 and 2009, are as follows:

	2010	2009
Completed contracts	$20,093	$19,468
Contracts in progress	64,399	105,717
Retainage	12,711	29,966

	97,203	155,151
Allowance for doubtful accounts	(1,655)	(1,250)

Total accounts receivable—net	$95,548	$153,901

3.    CONTRACTS IN PROGRESS

The components of contracts in progress at December 31, 2010 and 2009, are as follows:

	2010	2009
Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$287,291	$264,073
Amounts billed	(263,665)	(236,780)

Costs and earnings in excess of billings for contracts in progress	23,626	27,293
Costs and earnings in excess of billings for completed contracts	1,216	711

Total contract revenues in excess of billings	$24,842	$28,004

Billings in excess of costs and earnings:
Amounts billed	$(429,688)	$(434,893)
Costs and earnings for contracts in progress	415,204	409,992

Total billings in excess of contract revenues	$(14,484)	$(24,901)

4.    GOODWILL

The change in the carrying amount of goodwill during the years ended December 31, 2010 and 2009 is as follows:

	Dredging Segment	Demolition Segment	Total
Balance—January 1, 2009
Goodwill	$76,575	$26,040	$102,615
Accumulated impairment losses	—	(4,816)	(4,816)

	76,575	21,224	97,799
Goodwill acquired during 2009:
Acquisition of Yankee Environmental Services Inc.	—	250	250

Balance—December 31, 2009	76,575	21,474	98,049
	—	—	—

Balance—December 31, 2010	$76,575	$21,474	$98,049

There were no changes in goodwill during 2010 as the Matteson acquisition resulted in no recognition of goodwill.

5.    PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2010 and 2009 are as follows:

	2010	2009
Land	$2,870	$2,870
Buildings and improvements	5,190	4,629
Furniture and fixtures	3,074	2,737
Operating equipment	499,976	435,103

Total property and equipment	511,110	445,339
Accumulated depreciation	(187,879)	(154,182)

Property and equipment—net	$323,231	$291,157

5.    PROPERTY AND EQUIPMENT (Continued)

Depreciation expense was $33,874, $32,251, and $29,684 for the years ended December 31, 2010, 2009, and 2008, respectively.

6.    SHARE-BASED COMPENSATION

The Company’s 2007 Long-Term Incentive Plan (the “Incentive Plan”), as approved by the Board of Directors on September 18, 2007, permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units (“RSUs”) to its employees and directors for up to 5.8 million shares of common stock.

Compensation cost charged to expense related to these stock-based compensation arrangements was $2,094, $1,078 and $315 for the years ended December 31, 2010, 2009 and 2008, respectively.

Non-qualified stock options

The NQSO awards were granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. The option awards generally vest in three equal annual installments commencing on the first anniversary of the grant date, and have ten year exercise periods.

The fair value of the NQSOs was determined at the grant date using a Black-Scholes option pricing model, which requires the Company to make several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The annual dividend yield on the Company’s common stock is based on estimates of future dividends during the expected term of the NQSOs. The expected life of the NQSOs was determined based upon a simplified assumption that the NQSOs will be exercised evenly from vesting to expiration, as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected life.

For grants issued in 2010, the volatility assumptions were based on historical volatility of Great Lakes and comparable publicly-traded companies, primarily more mature and well-established companies in the engineering and construction sector.

For grants issued in 2009 and 2008, the volatility assumptions were based upon historical volatilities of comparable companies whose shares are traded using daily stock price returns equivalent to the expected term of the option. Due to a lack of sufficient historical information at the time these NQSOs were issued (since the Company’s shares were not publicly traded until December of 2006) the historical volatility data for the Company was not considered in determining expected volatility. The Company also considered implied volatility data for comparable companies, using current exchange traded options.

There is not an active market for options on the Company’s common stock and, as such, implied volatility for the Company’s stock was not considered. Additionally, the Company’s general policy is to issue new shares of registered common stock to satisfy stock option exercises or grants of restricted stock.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2010, 2009 and 2008 was $2.52, $1.86 and $2.24 respectively. The fair value of each option was estimated using the following assumptions:

	2010	2009	2008
Expected volatility	50.0%	60.0%	45.0%
Expected dividends	1.2%	1.8%	1.3%
Expected term (in years)	5.5 - 6.5	5.0 - 6.0	5.5 - 6.5
Risk free rate	2.2% - 2.8%	2.2%	3.0%

6.    SHARE-BASED COMPENSATION (Continued)

A summary of stock option activity under the Incentive Plan as of December 31, 2010 and 2009, and changes during the years ended December 31, 2010 and 2009 is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contract Term (yrs)	Aggregate Intrinsic Value ($000’s)
Outstanding as of January 1, 2010	727,843	$4.60	8.4	$505
Granted	347,485	5.70	9.4	987
Exercised	(135,962)	—	—	—
Forfeited or Expired	(98,922)	—	—	—

Outstanding as of December 31, 2010	840,444	$4.99	8.6	$692

Vested at December 31, 2010	400,510	$4.84	7.9	$677
Vested or expected to vest at December 31, 2010	802,013	$5.82	9.9	$804

Restricted stock units

RSUs generally vest in one installment on the third anniversary of the grant date. The fair value of RSUs was based upon the Company’s stock price on the date of grant. A summary of the status of the Company’s non-vested RSUs as of December 31, 2010 and 2009, and changes during the years ended December 31, 2010 and 2009 is presented below:

Nonvested Restricted Stock Units	Shares	Grant Date Price	Weighted- Average Grant- Date Fair Value
Outstanding as of January 1, 2010	285,600	$4.63	$4.63
Granted	122,716	5.70	5.70
Vested	(13,302)	—	—
Forfeited	(39,716)	—	—

Outstanding as of December 31, 2010	355,298	$4.97	$5.69

Vested at December 31, 2010	13,302	$5.41	$5.41
Vested or expected to vest at December 31, 2010	319,035	$5.01	$5.01

As of December 31, 2010, there was $1.1 million of total unrecognized compensation cost related to non-vested NQSOs and RSUs granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.1 years.

Director Compensation

Beginning in May 2008, the Company used a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. Compensation is paid to non-employee directors. Directors who are not outside directors receive no additional compensation for services as members of the Board or any of its committees. All of our directors are outside directors with the exception of Jonathan W. Berger and Bruce J. Biemeck. Douglas B. Mackie, remains a director but is no longer an employee of the Company. Through December 31, 2010, he has not yet received any compensation as a director. Stock-based compensation is paid pursuant to the Incentive Plan. Each non-employee director of the Company received an annual retainer of $125,000, payable quarterly in arrears, and was paid 50% in cash and 50% in common stock of the Company.

In the years ended December 31, 2010 and 2009, 60,651 and 57,796 shares, respectively, of the Company’s common stock were issued to non-employee directors under the Incentive Plan.

In September 2010, Messrs Berger and Biemeck each received 9,208 shares of the Company’s common stock per the terms of their respective employment agreements.

7.    INTANGIBLE ASSETS

At December 31, 2010, the net book value of identifiable intangible assets was as follows:

As of December 31, 2010	Cost	Accumulated Amortization	Net
Customer relationships	$1,481	$1,223	$258
Backlog	2,611	480	2,131
Software and databases	1,209	991	218
Non-compete agreement	744	137	607
Trade names	88	35	53
Other	83	70	13

	$6,216	$2,936	$3,280

At December 31, 2009, the net book value of identifiable intangible assets was as follows:

As of December 31, 2009	Cost	Accumulated Amortization	Net
Customer relationships	$1,481	$1,047	$434
Demolition backlog	480	480	—
Software and databases	1,209	849	360
Non-compete agreement	205	68	137
Trade names	88	18	70
Other	83	47	36

	$3,546	$2,509	$1,037

On January 1, 2009 the Company acquired a 65% interest in Yankee Environmental Services, Inc. (“Yankee”) resulting in the recognition of additional intangible assets (See Note 20). The weighted average amortization period for intangible assets acquired in 2009 is 3.2 years.

On December 31, 2010 the Company acquired the assets of L.W. Matteson, Inc. (“Matteson”) resulting in the recognition of additional intangible assets (See Note 19). The weighted average amortization period for intangible assets acquired in 2010 is 1.8 years.

Amortization expense was $427, $773 and $440, for the years ended December 31, 2010, 2009 and 2008, respectively. Prior to 2010, amortization expense was shown separately in the consolidated statements of operations, but is now included as a component of general and administrative expenses. Amortization expense related to these intangible assets is estimated to be $2,466 in 2011, $254 in 2012, $254 in 2013, $163 2014 and $143 in 2015.

8.    OTHER NONCURRENT ASSETS

At December 31, 2010 and 2009, other noncurrent assets include $1,500 of cash held in escrow as security for the Company’s lease rental obligation under a long-term equipment operating lease.

9.    ACCRUED EXPENSES

Accrued expenses at December 31, 2010 and 2009 are as follows:

	2010	2009
Payroll and employee benefits	$13,573	$11,233
Insurance	11,039	8,521
Income and other taxes	2,977	4,094
Percentage of completion adjustment	3,232	5,901
Interest	604	726
Other	1,384	790

Total accrued expenses	$32,809	$31,265

10.    RELATED-PARTY TRANSACTIONS

The demolition business is operated out of a building owned by Christopher A. Berardi, who has a 35% profits interest in NASDI. In 2010, 2009 and 2008, NASDI paid Mr. Berardi $312, $312 and $359, respectively, for rent and property taxes.

Matteson operates out of a facility owned by Lawrence W. Matteson, former owner of Matteson. The Company will pay $95 in rent to Mr. Matteson during 2011. As the purchase of Matteson occurred on December 31, 2010, no rents were paid in 2010.

11.    LONG-TERM DEBT

Long-term debt at December 31, 2010 and 2009 is as follows:

	2010	2009
Equipment notes payable	$366	$1,450
Note payable	7,500	—
Revolving credit facility	—	11,000
7.75% senior subordinated notes	175,000	175,000

Subtotal	182,866	187,450
Current portion of note payable	(2,500)	—
Current portion of equipment debt	(303)	(1,200)

Total	$180,063	$186,250

On June 12, 2007, the Company entered into a credit agreement (the “Credit Agreement”) with Bank of America N.A. as Administrative Agent and Issuing Lender, various other financial institutions as lenders and certain subsidiaries of the Company as Loan Parties. The Credit Agreement, provides for a revolving credit facility of up to $145,000 in borrowings and includes sublimits for the issuance of letters of credit and swingline loans. The revolving credit facility matures on June 12, 2012. The revolving credit facility bears interest at rates selected at the option of Great Lakes, currently equal to either LIBOR plus an applicable margin or the Base Rate plus an applicable margin. The applicable margins for LIBOR loans and Base Rate loans, as well as any non-use fee, are subject to adjustment based upon the Company’s ratio of Total Funded Debt to Adjusted Consolidated Earnings before interest, taxes, depreciation and amortization (“EBITDA”) (each as defined in the Credit Agreement).

The obligations of Great Lakes under the Credit Agreement are unconditionally guaranteed by its direct and indirect domestic subsidiaries. Additionally, the obligations are secured by a perfected first priority lien on certain equipment of Great Lakes’ subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD Company”); a perfected second priority lien on certain other equipment of GLDD Company, subject to a perfected first priority lien in favor of Great Lakes’ bonding company; a perfected first priority lien on the intercompany receivables of Great Lakes and its direct and indirect domestic subsidiaries and having an equal priority to the liens of Great Lakes’ bonding company; and a perfected second priority lien on the accounts receivable of Great Lakes and its direct and indirect subsidiaries that relate to bonded projects. The Credit Agreement contains various covenants and restrictions, including (i) limitations on dividends to $5 million per year, (ii) limitations on redemptions and repurchases of capital stock, (iii) limitations on the incurrence of indebtedness, liens, leases, and investments, and (iv) maintenance of certain financial covenants.

As of December 31, 2010, the Company had no borrowings and $11,923 of letters of credit outstanding, resulting in $133,077 of availability under the Credit Agreement.

During a year, the Company frequently borrows and repays amounts under its revolving credit facility. The net activity in 2010 and 2009 resulted in a decrease in debt balances of $11,000 and $30,500, respectively.

11.    LONG-TERM DEBT (Continued)

The Company incurred amortization of deferred financing fees related to the Credit Agreement of $590 and $593 for the years ended December 31, 2010 and 2009, respectively.

At December 31, 2010, the Company was in compliance with its various covenants under its Credit Agreement.

Great Lakes has a $24,000 International Letter of Credit Facility with Wells Fargo HSBC Trade Bank. This facility is used for performance and advance payment guarantees on foreign contracts, including our long-term land reclamation project in Bahrain (“Diyar”). The Company’s obligations under the agreement are guaranteed by the Company’s foreign accounts receivable. In addition, the Export-Import Bank of the United States (“Ex-Im”) has issued a guarantee under the Ex-Im Bank’s Working Capital Guarantee Program, which covers 90% of the obligations owing under the facility. At December 31, 2010, there were $15,703 letters of credit outstanding on this facility.

The Company has $175,000 of 7.75% senior subordinated notes (“Notes”) outstanding that mature on December 15, 2013. The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including borrowings under the Credit Agreement. The Company’s obligations under the Notes are guaranteed on a senior subordinated basis by all of the Company’s domestic subsidiaries.

In accordance with the purchase of Matteson (See Note 19), the Company issued a secured promissory note in the amount of $7,500 to the former owners of Matteson. Principal payments of $2,500 are due on December 31, 2011, 2012 and 2013. Interest payments at the rate of 6% are due quarterly.

The scheduled principal payments through the maturity date of the Company’s long-term debt, excluding equipment notes, at December 31, 2010, are as follows:

Years Ending December 31
2011	$2,500
2012	2,500
2013	177,500
2014	—
2015	—

Total	$182,500

In January 2011, the Company redeemed all of the Notes for $180,014, which included a premium, a redemption fee and accrued and unpaid interest. Also in January 2011 the Company issued $250,000 of 7.375% senior unsecured notes due February 1, 2019. The notes were priced at 100% of face value and the proceeds were used to redeem the Company’s Notes. Proceeds received from the issuance of these notes, net of expenses were $244,899. These new notes are senior unsecured obligations of the Company and its subsidiaries that guarantee the Notes. Each of the Company’s existing and future wholly owned domestic subsidiaries are guarantors of the Notes.

The Company sometimes enters into equipment note arrangements to finance the acquisition of dozers and excavators. In 2010 and 2009, the Company entered into equipment notes totaling $109 and $615, respectively. The current portion of equipment notes payable is $303 and $1,200, at December 31, 2010 and 2009, respectively. The long-term portion of these equipment notes is included in other long-term liabilities and totaled $63 and $250 at December 31, 2010 and 2009, respectively. The terms of these equipment notes extend through 2012. The net book value of the related assets was $1,335 and $3,499 at December 31, 2010 and 2009, respectively. Payments on these equipment notes will be $303, $39, and $24 in 2011, 2012, and 2013.

12.    RISK MANAGEMENT ACTIVITIES

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between

12.    RISK MANAGEMENT ACTIVITIES (Continued)

market participants on the measurement date. A fair value hierarchy has been established by GAAP that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The accounting guidance describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. At December 31, 2010 and 2009, the Company held certain derivative contracts that it uses to manage commodity price risk and interest rate risk. Such instruments are not used for trading purposes. The fair value of these derivative contracts is summarized as follows:

		Fair Value Measurements at Reporting Date Using
Description	At December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fuel hedge contracts	$595	$—	$595	$—
Interest rate swap contracts-assets	1,264	—	—	1,264

Total assets measured at fair value	$1,859	$—	$595	$1,264

		Fair Value Measurements at Reporting Date Using
Description	At December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fuel hedge contracts	$897	$—	$897	$—
Interest rate swap contracts-assets	1,529	—	—	1,529
Interest rate swap contracts-liabilities	(1,549)	—	—	(1,549)

Total assets measured at fair value	$877	$—	$897	$(20)

Interest Rate Swaps

In May 2009, the Company entered into two interest rate swap arrangements, which are effective through December 15, 2012, to swap a notional amount of $50 million from a fixed rate of 7.75% to a floating LIBOR-based rate in order to manage the interest rate paid with respect to the Company’s 7.75% senior subordinated notes. The current portion of the fair value asset of the swaps at December 31, 2010 is $816 and is recorded in other current assets. The long-term portion of the fair value asset of the swaps at December 31, 2010 was $448 and is recorded in other assets. The current portion of the fair value asset of the swap at December 31, 2009 is $1,529 and is recorded in current assets. The long-term portion of the fair value liability of the swaps at December 31, 2009 was $1,549 and is recorded in other long-term liabilities. The swap is not accounted for as a hedge; therefore, the changes in fair value are recorded as adjustments to interest expense in each reporting period.

12.    RISK MANAGEMENT ACTIVITIES (Continued)

The Company verifies the fair value of the interest rate swaps using a quantitative model that contains both observable and unobservable inputs. The unobservable inputs relate primarily to the LIBOR rate and long-term nature of the contracts. The Company believes that these unobservable inputs are significant and accordingly the Company determines the fair value of these interest rate swap contracts using Level 3 inputs.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3) Interest Rate Swaps
Balance at January 1, 2009	$—
Transfers to Level 3	—
Total unrealized gains or (losses) included in earnings	(485)
Total gains or (losses) included in other comprehensive income	—
Purchases and settlements	465

Balance at December 31, 2009	$(20)

Transfers to Level 3	—
Total unrealized gains or (losses) included in earnings	419
Total gains or (losses) included in other comprehensive income	—
Purchases and settlements	865

Balance at December 31, 2010	$1,264

Fuel Hedge Contracts

The Company is exposed to certain market risks, primarily commodity price risk as it relates to the diesel fuel purchase requirements that occur in the normal course of business. The Company enters into heating oil commodity swap contracts to hedge the risk that fluctuations in diesel fuel prices will have an adverse impact on cash flows associated with its domestic dredging contracts. The Company does not hold or issue derivatives for speculative or trading purposes. The Company’s goal is to hedge approximately 80% of the fuel requirements for work in backlog.

As of December 31, 2010, the Company was party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through October 2011. As of December 31, 2010, there were 5.3 million gallons remaining on these contracts which represent approximately 80% of the Company’s forecasted fuel purchases through October 2011. Under these swap agreements, the Company will pay fixed prices ranging from $2.13 to $2.55 per gallon.

The Company designates the commodity swap contracts as a cash flow hedge as defined by GAAP. Accordingly, the Company formally documents, at the inception of each hedge, all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives to highly-probable forecasted transactions.

The Company formally assesses, at inception and on an ongoing basis, the effectiveness of hedges in offsetting changes in the cash flows of hedged items. Hedge accounting treatment is discontinued when (1) it is determined that the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item (including hedged items for forecasted fuel purchases), (2) the derivative expires or is sold, terminated or exercised, (3) it is no longer probable that the forecasted transaction will occur or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate. If management elects to stop hedge accounting for its fuel hedges, it would be on a prospective basis and any hedges in place would be recognized in Accumulated Other Comprehensive Income (Loss) (“AOCI”) until all the related forecasted fuel purchases are utilized.

The Company is exposed to counterparty credit risk associated with non-performance of its hedging instruments. The Company’s risk would be limited to any unrealized gains on current positions. To help mitigate this risk, the Company transacts only with counterparties that are rated as investment grade or higher. In addition, all counterparties are monitored on a continuous basis.

12.    RISK MANAGEMENT ACTIVITIES (Continued)

At each balance sheet date, unrealized gains and losses on fuel hedge contracts are recorded as a component of AOCI in the consolidated balance sheets. Gains and losses realized upon settlement of fuel hedge contracts are reclassified from AOCI as the fuel is utilized, as a reduction of fuel expense, which is a component of costs of contract revenues in the consolidated statements of operations.

At December 31, 2010 and 2009, the fair value asset on the fuel hedge contracts was estimated to be $595 and $897, respectively, and is recorded in other current assets. The gain reclassified to earnings from changes in fair value of derivatives, net of taxes, in 2010 was $321. The remaining gains included in accumulated other comprehensive income at December 31, 2010 will be reclassified into earnings over the next ten months, corresponding to the period during which the hedged fuel is expected to be utilized. The fair values of fuel hedges are corroborated using inputs that are readily observable in public markets; therefore, the Company determines fair value of these fuel hedges using Level 2 inputs.

The fair value of interest rate and fuel hedge contracts outstanding as of December 31, 2010 and 2009, respectively, is as follows:

	Fair Value of Derivatives At December 31, 2010
	Balance Sheet Location	Fair Value Asset	Balance Sheet Location	Fair Value Liability
Interest rate swaps	Other current assets	$816	Accrued expenses	$—
Interest rate swaps	Other assets	448	Other Liabilities	—
Fuel hedge contracts	Other current assets	595	Accrued expenses	—

Total Derivatives		$1,859		$—

	Fair Value of Derivatives At December 31, 2009
	Balance Sheet Location	Fair Value Asset	Balance Sheet Location	Fair Value Liability
Interest rate swaps	Other current assets	$1,529	Other Liabilities	$(1,549)
Fuel hedge contracts	Other current assets	897	Accrued expenses	—

Total Derivatives		$2,426		$(1,549)

13.    INCOME TAXES

The provision for income taxes as of December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Federal:
Current	$11,602	$7,632	$1,057
Deferred	6,772	1,737	1,896
State:
Current	2,431	1,967	1,186
Deferred	(602)	(521)	(300)
Foreign—current	351	168	—

Total	$20,554	$10,983	$3,839

13.    INCOME TAXES (Continued)

The Company’s income tax provision reconciles to the provision at the statutory U.S. federal income tax rate as of December 31, 2010, 2009 and 2008 as follows:

	2010	2009	2008
Tax provision at statutory U.S. federal income tax rate	$18,996	$9,001	$3,189
State income tax—net of federal income tax benefit	1,497	729	519
Foreign income tax benefit	440	—	—
Secondary offering expenses	—	207	—
Tax on (income) loss attributable to noncontrolling interests	268	957	(103)
Changes in unrecognized tax benefits	(1,215)	—	—
Changes in valuation allowance	59
Other	509	89	234

Income tax provision	$20,554	$10,983	$3,839

At December 31, 2010 and 2009, the Company had net operating loss carryforwards for state income tax purposes totaling $17,481 and $7,778, respectively. The outstanding carryforwards will expire between 2017 and 2024. At December 31, 2010, a valuation allowance has been established for a portion of the deferred tax asset related to these state net operating loss carryforwards in the amount of $271.

The Company also has foreign net operating loss carryforwards of approximately $7,463 and $5,445 as of December 31, 2010 and 2009, respectively. The net operating losses expire between 2010 and 2030. At December 31, 2010 and 2009, a full valuation allowance has been established for the deferred tax asset of $1,265 and $1,477 respectively, related to foreign net operating loss carryforwards, as the Company believes it is more likely than not that the net operating loss carryforwards will not be realized.

As of December 31, 2010 and 2009, the Company had $630 and $2,038, respectively, in unrecognized tax benefits, the recognition of which would have an impact of $345 and $1,078 on the effective tax rate.

The Company does not expect that total unrecognized tax benefits will significantly increase or decrease within the next 12 months. Below is a tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of the period.

	2010	2009	2008
Unrecognized tax benefits—January 1	$2,038	$2,220	$1,867
Gross increases—tax positions in prior period	—	142	169
Gross increases—current period tax positions	—	69	184
Gross decreases—expirations in prior period	(113)	(231)
Gross decreases—tax positions in prior period	(1,015)	(42)
Settlements	(280)	(120)	—

Unrecognized tax benefits—December 31,	$630	$2,038	$2,220

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2010 and 2009, the Company had approximately $175 and $765, respectively, of interest and penalties recorded.

The Company files income tax returns at the U.S. federal level and in various state and foreign jurisdictions. U.S. federal income tax years prior to 2007 are closed and no longer subject to examination. With few exceptions, the statute of limitations in state taxing jurisdictions in which the Company operates has expired for all years prior to 2006. In foreign jurisdictions in which the Company operates all significant years are closed and are no longer subject to examination.

13.    INCOME TAXES (Continued)

The Company’s deferred tax assets (liabilities) at December 31, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Accrued liabilities	$10,387	$7,075
Foreign NOLs	1,265	1,477
State NOLs	777	625
Valuation allowance	(1,536)	(1,477)

Total deferred tax assets	10,893	7,700

Deferred tax liabilities:
Depreciation and amortization	(94,713)	(83,694)
Investment in NASDI, LLC and Yankee Environmental Services	(155)	(576)
Fuel hedges	(237)	(358)

Total deferred tax liabilities	(95,105)	(84,628)

Net deferred tax liabilities	$(84,212)	$(76,928)

As reported in the balance sheet:
Net current deferred tax assets (included in other current assets)	$8,254	$4,714
Net noncurrent deferred tax liabilities	(92,466)	(81,642)

Net deferred tax liabilities	$(84,212)	$(76,928)

Deferred tax assets relate primarily to reserves and other liabilities for costs and expenses not currently deductible for tax purposes. Deferred tax liabilities relate primarily to the cumulative difference between book depreciation and amounts deducted for tax purposes. With the exception of certain state and foreign net operating loss carryforwards, a valuation allowance has not been recorded to reduce the balance of deferred tax assets at either December 31, 2010, or December 31, 2009, because the Company believes that it is more likely than not that the deferred income tax assets will ultimately be realized.

14.    LEASE COMMITMENTS

The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2020. The equipment leases contain renewal or purchase options that specify prices at the then fair value upon the expiration of the lease terms. The leases also contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement, or, in certain instances, cross default to other equipment leases and certain lease arrangements require that the Company maintain certain financial ratios comparable to those required by its Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

In 2008 the Company entered into a sale-leaseback transaction for the vessel GL177. The Company sold the vessel for $16,665, and an immaterial loss was recorded on the sale. Proceeds of the sale were used for general corporate purposes. The Company will lease the vessel through November 2017 under a long-term operating lease.

14.    LEASE COMMITMENTS (Continued)

Future minimum operating lease payments at December 31, 2010, are as follows:

2011	$17,372
2012	15,887
2013	14,270
2014	13,811
2015	13,832
Thereafter	33,838

Total minimum operating lease payments	$109,010

Total rent expense under long-term operating lease arrangements for the years ended December 31, 2010, 2009 and 2008 was $17,397, $17,718, and $17,480, respectively. This excludes expenses for equipment and facilities rented on a short-term, as-needed basis.

15.    RETIREMENT PLANS

The Company sponsors three 401(k) savings plans, one covering substantially all non-union salaried employees (“Salaried Plan”), a second covering its non-union hourly employees (“Hourly Plan”) and a third plan specifically for its employees that are members of a tugboat union. Under the Salaried Plan and Hourly Plan, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees’ contributions. Additionally, the Salaried Plan includes a profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of the Salaried Plan. The Company’s expense for matching and discretionary contributions for 2010, 2009 and 2008, was $4,726, $4,086, and $3,853, respectively. Participation in and contributions to the plan for the tugboat union employees are not significant.

The Company also contributes to various multi-employer pension plans pursuant to collective bargaining agreements. In the event of a plan’s termination or the Company’s withdrawal from a plan, the Company may be liable for a portion of the plan’s unfunded vested benefits. However, information from the plans’ administrators is not available to permit the Company to determine its share, if any, of unfunded vested benefits. Total contributions to multi-employer pension plans for the years ended December 31, 2010, 2009 and 2008, were $8,058, $6,662, and $6,013, respectively.

16.     SEGMENT INFORMATION

The Company and its subsidiaries currently operate in two reportable segments: dredging and demolition. The Company’s financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented. Management uses operating income to evaluate performance between the two segments. Segment information for 2010, 2009 and 2008, is provided as follows:

	2010	2009	2008
Dredging:
Contract revenues	$608,969	$574,311	$484,659
Operating income	70,504	49,844	22,209
Depreciation and amortization	31,532	29,853	27,751
Total assets	646,158	626,746	591,179
Property and equipment—net	315,140	281,520	287,614
Goodwill	76,575	76,575	76,575
Investment in joint ventures	7,329	7,943	8,949
Capital expenditures	28,838	23,924	43,224
Demolition:
Contract revenues	77,953	47,933	102,220
Operating income (loss)	(2,074)	(7,593)	3,888
Depreciation and amortization	2,769	3,170	2,373
Total assets	47,667	38,680	74,976
Property and equipment—net	8,091	9,637	9,271
Goodwill	21,474	21,474	21,224
Capital expenditures	1,025	3,375	3,678
Total:
Contract revenues	686,922	622,244	586,879
Operating income	68,430	42,251	26,097
Depreciation and amortization	34,301	33,023	30,124
Total assets	693,825	665,426	666,155
Property and equipment—net	323,231	291,157	296,885
Goodwill	98,049	98,049	97,799
Investment in joint ventures	7,329	7,943	8,949
Capital expenditures	29,863	27,299	46,902

The Company classifies the revenue related to its dredging projects into the following types of work:

	2010	2009	2008
Capital dredging—U.S.	$300,873	$203,147	$153,414
Capital dredging—foreign	82,898	134,123	172,345
Beach nourishment dredging	106,163	62,133	63,550
Maintenance dredging	119,035	174,908	95,350

Total Dredging	$608,969	$574,311	$484,659

The Company derived revenues and gross profit from foreign project operations for the years ended December 31, 2010, 2009 and 2008, as follows:

	2010	2009	2008
Contract revenues	$82,898	$134,123	$172,345
Costs of contract revenues	(76,708)	(124,355)	(143,333)

Gross profit	$6,190	$9,768	$29,012

16.     SEGMENT INFORMATION (Continued)

In 2010, 2009 and 2008, the majority of the Company’s foreign revenue came from projects in the Middle East, primarily Bahrain. The majority of the Company’s long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company’s foreign projects. As of December 31, 2010 and 2009, long-lived assets with a net book value of $110,586 and $102,285, respectively, were located outside of the U.S.

The Company’s pre- tax income from domestic and foreign operations for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Pre-tax income from domestic operations	$56,333	$28,745	$(1,827)
Pre-tax income from foreign operations	(2,059)	(3,028)	10,938

Total pre-tax income	$54,274	$25,717	$9,111

17.     CONCENTRATIONS OF RISK

The Company’s primary dredging customer is the U.S. Army Corps of Engineers (the “Corps”), which has responsibility for federally funded projects related to waterway navigation and flood control. In 2010, 2009 and 2008, 53.5%, 56.0%, and 48.6%, respectively, of contract revenues were earned from dredging contracts with federal government agencies, including the Corps, as well as other federal entities such as the U.S. Coast Guard and U.S. Navy. At December 31, 2010 and 2009, approximately 32.9% and 47.4%, respectively, of accounts receivable, including contract revenues in excess of billings, were due on dredging contracts with federal government agencies. The Company depends on its ability to continue to obtain federal government dredging contracts, and indirectly, on the amount of federal funding for new and current government dredging projects. Therefore, the Company’s dredging operations can be influenced by the level and timing of federal funding.

In addition, the Company’s work overseas is primarily with the government of Bahrain which accounted for 8.1%, 20.3%, and 27.5% of total revenue in 2010, 2009 and 2008, respectively. At December 31, 2010 and 2009, approximately 20.7% and 35.5%, respectively, of accounts receivable, including contract revenues in excess of billings, were due on dredging contracts with the government of Bahrain. There is a dependence on future projects in the Bahrain region, as vessels are currently located there. However, certain of the vessels located in Bahrain can be moved back to the US or all can be moved to other international markets as opportunities arise.

18.     COMMITMENTS AND CONTINGENCIES

Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. The Company obtains its performance and bid bonds through a bonding agreement with a surety company that has been granted a security interest in a substantial portion of the Company’s operating equipment with a net book value of $70,662 at December 31, 2010. The bonding agreement contains provisions requiring the Company to maintain certain financial ratios and restricting the Company’s ability to pay dividends, incur indebtedness, create liens and take certain other actions. At December 31, 2010, the Company was in compliance with its various covenants under the bonding agreement. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $1 million to $10 million. At December 31, 2010, the Company had outstanding performance bonds valued at approximately $368,964; however, the revenue value remaining in backlog related to these projects totaled approximately $176,487.

As is customary with negotiated contracts and modifications or claims to competitively bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications, or claims, and the applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had, and are not expected to have, a material impact on the financial position, operations, or cash flows of the Company.

18.     COMMITMENTS AND CONTINGENCIES (Continued)

Various legal actions, claims, assessments and other contingencies arising in the ordinary course of business are pending against the Company and certain of its subsidiaries. These matters are subject to many uncertainties, and it is possible that some of these matters could ultimately be decided, resolved, or settled adversely. Although the Company is subject to various claims and legal actions that arise in the ordinary course of business, except as described below, the Company is not currently a party to any material legal proceedings or environmental claims.

The Company or its former subsidiary, NATCO Limited Partnership, is named as a defendant in approximately 251 asbestos-related personal injury lawsuits, the majority of which were filed between 1989 and 2000. All of the cases, filed against the Company prior to 1996, were administratively dismissed in May 1996 and any cases filed since that time have similarly been administratively transferred to the inactive docket. Over the last year, hundreds of lawsuits have been reactivated in an effort to clean out the administrative docket. Prior to the commencement of discovery in any of the reactivated cases, counsel for plaintiffs agreed to name a group of cases that they intended to pursue and to dismiss the remaining cases without prejudice. Plaintiffs have now named 33 cases against the Company that they intend to pursue, each of which involves one plaintiff. The remaining cases against the Company, either have been or will be dismissed. Plaintiffs in the dismissed cases could file a new lawsuit if they develop a new disease allegedly caused by exposure to asbestos on board our vessels. Management does not believe that any of the 33 lawsuits will have a material adverse impact on our consolidated financial statements. We are presently unable to quantify the amounts of damages being sought in these lawsuits because none of the complaints specify a damage amount; therefore, we have not accrued any amounts in respect of these lawsuits. We do not believe that it is probable that losses from these claims could be material, and an estimate of a range of losses relating to these claims cannot reasonably be made.

On August 26, 2009, NASDI received a letter stating that the Attorney General for the Commonwealth of Massachusetts is investigating alleged violations of the Massachusetts Solid Waste Act. NASDI believes that the Attorney General is investigating illegal dumping activities at a dump site NASDI contracted with to have waste materials disposed of between September 2007 and July 2008. Although the matter remains open, no lawsuit has been filed. Per the Attorney General’s request, NASDI executed a tolling agreement regarding the matter. Should charges be brought, NASDI intends to defend itself vigorously on this matter. Based on consideration of all of the facts and circumstances now known, the Company does not believe this claim will have a material adverse impact on its financial position or results of operations and cash flows.

19.     MATTESON ACQUISITION

On December 31, 2010, the Company acquired the assets of L.W. Matteson, Inc., a maintenance dredging, environmental dredging and levee construction company located in Burlington, IA, for a base purchase price of $45 million. The Matteson acquisition expands the Company’s service offering into inland river, lakes and environmental dredging and levee construction using dredge material. The purchase price was subject to an adjustment based upon the closing working capital balance, which resulted in the recognition of additional purchase price of $369. Furthermore, the seller may receive cash payments for any of the calendar years ended 2011, 2012 and 2013 if certain earnings based criteria are met. Per the purchase agreement, if Business EBITDA for any of these calendar years exceeds $9.0 million but is equal to or less than $12.0 million, the earnout payment shall be an amount equal to the product of (i) the amount by which Business EBITDA for such earnout period exceeds $9.0 million multiplied by (ii) 15%, and if Business EBITDA for such earnout period is greater than $12.0 million, the earnout payment shall be in an amount equal to the sum of (i) $450 plus (ii) the product of (x) the amount by which Business EBITDA for such earnout period exceeds $12.0 million multiplied by (y) 25%. There is no limit to the amount of earnout the seller may receive. The fair value of the recorded earnout liability is $1,640 of which $547 is recorded in accrued liabilities and $1,093 is recorded in other liabilities.

19.     MATTESON ACQUISITION (Continued)

Matteson operates within the dredging segment.

The acquisition was funded with $37.5 million in cash and a seller note of $7.5 million. The following table summarizes the allocation of purchase price:

Property, plant and equipment	$36,173
Inventories	4,637
Accounts receivable	4,173
Intangible assets	2,670
Other assets and liabilities - net	(644)

Total	$47,009

The purchase price has been preliminarily allocated to the assets acquired and liabilities assumed using estimated fair values as of the acquisition date.

Amortization expense related to these intangible assets is estimated to be $2,239 in 2011, and $108 in 2012, 2013, 2014 and 2015. See Note 7 for more details on intangible assets.

As the acquisition took place on December 31, 2010, no income or earnings of Matteson were included in the consolidated statement of operations of the Company for the period ended December 31, 2010.

The following unaudited pro forma consolidated financial information present the consolidated results of operations of the Company as they may have appeared had the acquisition described above occurred as of January 1, 2009 for purposes of the unaudited pro forma consolidated statements of operations.

The unaudited pro forma consolidated financial information are provided for illustrative purposes only and do not purport to present what the actual results of operations would have been had the transaction actually occurred on the date indicated, nor does it purport to represent results of operations for any future period. The information does not reflect any cost savings or other benefits that may be obtained through synergies among the operations of the Company.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
	(Unaudited)
Revenue as reported	$686,922	$622,244
Revenue of purchased businesses for the period prior to acquisition	37,183	41,003

Pro forma revenue	$724,105	$663,247

Net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$34,609	$17,468
Net income of Matteson including pro forma acquisition accounting adjustments	3,257	4,134

Pro forma net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$37,866	$21,602

20.     YANKEE ACQUISITION

On January 1, 2009, the Company acquired Yankee. The acquisition of this business was accomplished as an asset purchase through a new subsidiary, Yankee Environmental Services, LLC. The total purchase price was $1,891 of which NASDI Holdings, contributed 65% of the purchase price, $1,229, with the remaining 35% of the purchase price paid by other investors, one of which is Christopher A. Berardi. Yankee provides environmental remediation services including asbestos abatement and removal of other hazardous materials to private and government entities including schools, universities, hospitals and other businesses throughout the New England area. Yankee has previously been a subcontractor on many NASDI projects, and continues to serve as a subcontractor on many NASDI projects subsequent to the acquisition. The acquisition of Yankee provides an avenue to diversify the Company’s demolition business to include abatement capabilities and make NASDI more competitive on jobs requiring these services. Yankee operates within the demolition segment.

The assets and liabilities associated with this 65% interest were adjusted to their estimated fair values. A summary of the allocation of purchase price to the assets acquired is as follows:

Property, plant and equipment	$725
Intangible assets	879
Goodwill	250
Other assets and liabilities	37

Total	$1,891
Noncontrolling interests	662

Company’s interest in Yankee	$1,229

Amortization expense related to these intangible assets is estimated to be $125 in 2011, $43 in 2012 and 2013 and $26 in 2014 and 2015. See Note 7 for more details on intangible assets.

21.     SENIOR MANAGEMENT REORGANIZATION

In April 2010, the Board of Directors of the Company eliminated the position of Chief Operating Officer and created a new position, President of Dredging Operations. In connection with this operational restructuring, Richard M. Lowry, Chief Operating Officer, left the Company and is receiving severance in accordance with his Employment Agreement.

On September 7, 2010, the Company announced the resignation of Douglas B. Mackie as President and Chief Executive Officer and the appointment of Jonathan W. Berger as Chief Executive Officer. Mr. Mackie will serve as Chairman Emeritus and Senior Advisor and continue as a director through his current term which expires at the 2011 Annual Meeting of Stockholders. Also, on September 7, 2010, the Company announced the resignation of Deborah A. Wensel as Senior Vice President, Chief Financial Officer, Treasurer and Secretary and the appointment of Bruce J. Biemeck as the President and Chief Financial Officer.

The Company recorded expense of $6,428, in connection with these arrangements during 2010. These payments are being made over a one to three year period per the terms of each former executive’s arrangement and, as of December 31, 2010, $4,474 remained unpaid and was included in accrued expense and other liabilities.

Effective September 7, 2010, Messrs. Berger and Biemeck continue as directors but are no longer appointed to Board Committees and Mr. Biemeck no longer serves as Lead Director.

22.     SUBSIDIARY GUARANTORS

The Company’s long-term debt at December 31, 2010 includes $175,000 of 7.75% senior subordinated notes which mature on December 15, 2013. The Company’s obligations under the senior subordinated notes are guaranteed by the Company’s domestic subsidiaries. Such guarantees are full, unconditional and joint and several. In January 2011, the Company redeemed these Notes (See Note 11).

Also in January 2011 the Company issued $250,000 of 7.375% senior unsecured notes due February 1, 2019 (“New Notes”). In connection with the private placement of the New Notes, the Company entered into an agreement giving registration rights to initial purchasers of the New Notes (the “Registration Rights Agreement”). The terms of the Registration Rights Agreement require, among other things, that the Company will use its commercially reasonable efforts to consummate an offer to exchange the New Notes for registered, publicly tradable notes that have substantially identical terms as the New Notes (the “Exchange Notes”). The Exchange Notes will be guaranteed by the Company’s wholly-owned domestic subsidiaries (the “Exchange Notes Guarantors”). Such guarantees are full, unconditional and joint and several. The Exchange Note Guarantors are presented in this supplemental financial information as “Subsidiary Guarantors.” The New Notes and the Exchange Notes are not included in this supplemental financial information as they were issued subsequent to December 31, 2010.

In April 2011 and effective as of January 2011, the Company acquired the remaining non-controlling equity interest in NASDI that the Company did not previously own. As a result, NASDI became a wholly-owned domestic subsidiary and a Subsidiary Guarantor. The entity has been presented as such in this supplemental financial information.

In conjunction with the redemption of the Notes, Yankee ceased to guarantee any public indebtedness of the Company. As a result, Yankee became a non-guarantor subsidiary. The entity has been presented as such in this supplemental financial information.

The following supplemental financial information sets forth for the Company’s 100%-Owned Subsidiary Guarantors (on a combined basis), the Company’s non-guarantor subsidiaries (on a combined basis) and Great Lakes Dredge & Dock Corporation, exclusive of its subsidiaries (“GLDD Corporation”):

(i)	balance sheets as of December 31, 2010 and 2009;

(ii)	statements of operations for the years ended December 31, 2010, 2009 and 2008; and

(iii)	statements of cash flows for the year ended December 31, 2010, 2009 and 2008.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2010

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$48,416	$62	$—	$—	$48,478
Accounts receivable—net	93,983	1,565	—	—	95,548
Receivables from affiliates	5,338	5,798	6,745	(17,881)	—
Contract revenues in excess of billings	24,777	94	—	(29)	24,842
Inventories	31,734	—	—	—	31,734
Prepaid expenses	3,246	—	202	—	3,448
Other current assets	9,853	8	9,058	—	18,919

Total current assets	217,347	7,527	16,005	(17,910)	222,969

PROPERTY AND EQUIPMENT—Net	322,958	273	—	—	323,231
GOODWILL	97,799	250	—	—	98,049
OTHER INTANGIBLE ASSETS—Net	3,017	263	—	—	3,280
INVESTMENTS IN SUBSIDIARIES	2,311	—	528,425	(530,736)	—
INVENTORIES—Noncurrent	27,128	—	—	—	27,128
INVESTMENTS IN JOINT VENTURES	7,329	—	—	—	7,329
OTHER ASSETS	7,704	—	4,350	(215)	11,839

TOTAL	$685,593	$8,313	$548,780	$(548,861)	$693,825

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$81,534	$1,187	$—	$—	$82,721
Payables to affiliates	14,151	3,655	—	(17,806)	—
Accrued expenses	30,511	693	1,605	—	32,809
Billings in excess of contract revenues	14,121	467	—	(104)	14,484
Current portion of note payable	2,500	—	—	—	2,500
Current portion of equipment debt	303	—	—	—	303

Total current liabilities	143,120	6,002	1,605	(17,910)	132,817

LONG TERM NOTE PAYABLE	5,000	—	—	—	5,000
7 3/4% SENIOR SUBORDINATED NOTES	—	—	175,000	—	175,000
DEFERRED INCOME TAXES	—	—	92,681	(215)	92,466
OTHER	9,048	—	2,669	—	11,717

Total liabilities	157,168	6,002	271,955	(18,125)	417,000

Total Great Lakes Dredge & Dock Corporation Equity	528,425	2,311	278,953	(530,736)	278,953
NONCONTROLLING INTERESTS	—	—	(2,128)	—	(2,128)

TOTAL EQUITY	528,425	2,311	276,825	(530,736)	276,825

TOTAL	$685,593	$8,313	$548,780	$(548,861)	$693,825

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,028	$222	$—	$—	$3,250
Accounts receivable—net	152,274	1,627	—	—	153,901
Receivables from affiliates	4,558	4,661	17,881	(27,100)	—
Contract revenues in excess of billings	28,004	42	—	(42)	28,004
Inventories	29,192	—	—	—	29,192
Prepaid expenses	2,443	—	201	—	2,644
Other current assets	9,172	38	6,235	—	15,445

Total current assets	228,671	6,590	24,317	(27,142)	232,436

PROPERTY AND EQUIPMENT—Net	290,707	450	—	—	291,157
GOODWILL	97,799	250	—	—	98,049
OTHER INTANGIBLE ASSETS—Net	639	398	—	—	1,037
INVESTMENTS IN SUBSIDIARIES	4,029	—	490,191	(494,220)	—
INVENTORIES—Noncurrent	27,662	—	—	—	27,662
INVESTMENTS IN JOINT VENTURES	7,943	—	—	—	7,943
OTHER ASSETS	2,074	—	5,509	(441)	7,142

TOTAL	$659,524	$7,688	$520,017	$(521,803)	$665,426

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$83,388	$395	$—	$—	$83,783
Payables to affiliates	24,384	2,758	—	(27,142)	—
Accrued expenses	28,054	306	2,905	—	31,265
Billings in excess of contract revenues	24,701	200	—	—	24,901
Current portion of equipment debt	1,200	—	—	—	1,200

Total current liabilities	161,727	3,659	2,905	(27,142)	141,149

REVOLVING CREDIT FACILITY	—	—	11,000	—	11,000
7 3/4% SENIOR SUBORDINATED NOTES	—	—	175,000	—	175,000
DEFERRED INCOME TAXES	2	—	82,081	(441)	81,642
OTHER	7,604	—	4,482	—	12,086

Total liabilities	169,333	3,659	275,468	(27,583)	420,877

Total Great Lakes Dredge & Dock Corporation Equity	490,191	4,029	245,788	(494,220)	245,788
NONCONTROLLING INTERESTS	—	—	(1,239)	—	(1,239)

TOTAL EQUITY	490,191	4,029	244,549	(494,220)	244,549

TOTAL	$659,524	$7,688	$520,017	$(521,803)	$665,426

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
CONTRACT REVENUES	$683,460	$8,538	$—	$(5,076)	$686,922
COSTS OF CONTRACT REVENUES	(559,754)	(9,462)	—	5,076	(564,140)

GROSS PROFIT (LOSS)	123,706	(924)	—	—	122,782

GENERAL AND ADMINISTRATIVE EXPENSES	(50,084)	(702)	(3,566)	—	(54,352)

Total operating income (loss)	73,622	(1,626)	(3,566)	—	68,430

INTEREST EXPENSE (Net)	26	(95)	(13,473)	—	(13,542)
EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES	(1,721)	—	72,886	(71,165)	—
EQUITY IN LOSS OF JOINT VENTURE	(614)	—	—	—	(614)

INCOME (LOSS) BEFORE INCOME TAXES	71,313	(1,721)	55,847	(71,165)	54,274

INCOME TAX (PROVISION) BENEFIT	1,573	—	(22,127)	—	(20,554)

NET INCOME (LOSS)	72,886	(1,721)	33,720	(71,165)	33,720
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	889	—	889

NET INCOME (LOSS) ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	$72,886	$(1,721)	$34,609	$(71,165)	$34,609

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
CONTRACT REVENUES	$618,556	$7,776	$—	$(4,088)	$622,244
COSTS OF CONTRACT REVENUES	(530,803)	(7,240)	(45)	4,088	(534,000)

GROSS PROFIT (LOSS)	87,753	536	(45)	—	88,244

GENERAL AND ADMINISTRATIVE EXPENSES	(41,809)	(1,034)	(3,150)	—	(45,993)

Total operating income (loss)	45,944	(498)	(3,195)	—	42,251

INTEREST EXPENSE (Net)	(41)	(115)	(15,994)	—	(16,150)
EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES	(613)	—	47,308	(46,695)	—
EQUITY IN LOSS OF JOINT VENTURE	(384)	—	—	—	(384)

INCOME (LOSS) BEFORE INCOME TAXES	44,906	(613)	28,119	(46,695)	25,717

INCOME TAX (PROVISION) BENEFIT	2,402	—	(13,385)	—	(10,983)

NET INCOME (LOSS)	47,308	(613)	14,734	(46,695)	14,734
NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	2,734	—	2,734

NET INCOME (LOSS) ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	$47,308	$(613)	$17,468	$(46,695)	$17,468

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
CONTRACT REVENUES	$586,879	$—	$—	$—	$586,879
COSTS OF CONTRACT REVENUES	(517,379)	—	(197)	—	(517,576)

GROSS PROFIT (LOSS)	69,500	—	(197)	—	69,303

GENERAL AND ADMINISTRATIVE EXPENSES	(41,486)	(64)	(1,656)	—	(43,206)

Total operating income (loss)	28,014	(64)	(1,853)	—	26,097

INTEREST EXPENSE—Net	(1,027)	—	(15,944)	—	(16,971)
EQUITY IN EARNINGS (LOSS) OF SUBSIDIARIES	(42)	—	25,946	(25,904)	—
EQUITY IN LOSS OF JOINT VENTURE	(15)	—	—	—	(15)

INCOME (LOSS) BEFORE INCOME TAXES	26,930	(64)	8,149	(25,904)	9,111

INCOME TAX (PROVISION) BENEFIT	(984)	22	(2,877)	—	(3,839)

NET INCOME (LOSS)	25,946	(42)	5,272	(25,904)	5,272

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	—	(293)	—	(293)

NET INCOME (LOSS) LOSS ATTRIBUTABLE TO GREAT LAKES DREDGE & DOCK CORPORATION	$25,946	$(42)	$4,979	$(25,904)	$4,979

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
OPERATING ACTIVITIES—
Net cash flows provided by (used in) operating activities	$157,248	$(1,026)	$(32,691)	$—	$123,531

INVESTING ACTIVITIES:
Purchases of property and equipment	(25,204)	(54)	—	—	(25,258)
Dispositions of property and equipment	414	17	—	—	431
Acquisition of L.W. Matteson	(37,869)	—	—	—	(37,869)

Net cash flows used in investing activities	(62,659)	(37)	—	—	(62,696)

FINANCING ACTIVITIES:
Borrowings under revolving loans	—	—	14,968	—	14,968
Repayments of revolving loans	—	—	(25,968)	—	(25,968)
Exercise of stock options	656	—	—	—	656
Dividends paid	—	—	(4,012)	—	(4,012)
Net change in accounts with affiliates	(48,606)	903	47,703	—	—
Repayments of long-term debt	(1,186)	—	—	—	(1,186)
Repayment of capital lease debt	(65)	—	—	—	(65)

Net cash flows provided by (used in) financing activities	(49,201)	903	32,691	—	(15,607)

NET CHANGE IN CASH AND EQUIVALENTS	45,388	(160)	—	—	45,228
CASH AND CASH EQUIVALENTS—Beginning of year	3,028	222	—	—	3,250

CASH AND CASH EQUIVALENTS—End of year	$48,416	$62	$—	$—	$48,478

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
OPERATING ACTIVITIES—
Net cash flows provided by (used in) operating activities	$82,946	$(2,545)	$(26,403)	$—	$53,998

INVESTING ACTIVITIES:
Purchases of property and equipment	(24,666)	—	—	—	(24,666)
Dispositions of property and equipment	1,028	—	—	—	1,028
Acquisition of controlling interest in Yankee Environmental Services	(1,229)	(1,891)	—	1,891	(1,229)

Net cash flows used in investing activities	(24,867)	(1,891)	—	1,891	(24,867)

FINANCING ACTIVITIES:
Borrowings under revolving loans	—	—	158,877	—	158,877
Repayments of revolving loans	—	—	(189,377)	—	(189,377)
Dividends paid	—	—	(3,992)	—	(3,992)
Members’ capital contribution to acquire assets of Yankee	—	1,891	—	(1,891)	—
Net change in accounts with affiliates	(63,657)	2,762	60,895	—	—
Repayments of long-term debt	(1,774)	—	—	—	(1,774)
Repayment of capital lease debt	(93)	—	—	—	(93)
Distributions from subsidiaries	—	—	—	—	—

Net cash flows provided by (used in) financing activities	(65,524)	4,653	26,403	(1,891)	(36,359)

NET CHANGE IN CASH AND EQUIVALENTS	(7,445)	217	—	—	(7,228)
CASH AND CASH EQUIVALENTS—Beginning of year	10,473	5	—	—	10,478

CASH AND CASH EQUIVALENTS—End of year	$3,028	$222	$—	$—	$3,250

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
OPERATING ACTIVITIES—
Net cash flows provided by (used in) operating activities	$38,820	$(42)	$(23,973)	$—	$14,805

INVESTING ACTIVITIES:
Purchases of property and equipment	(44,484)	—	—	—	(44,484)
Dispositions of property and equipment	17,445	—	—	—	17,445
Changes in restricted cash	787	—	—	—	787
Purchase NASDI minority interest shares	(5)	—	—	—	(5)

Net cash flows used in investing activities	(26,257)	—	—	—	(26,257)

FINANCING ACTIVITIES:
Borrowings under revolving loans	—	—	222,443	—	222,443
Repayments of revolving loans	—	—	(202,443)	—	(202,443)
Dividends paid	(3,981)	—	—	—	(3,981)
Net change in accounts with affiliates	(4,020)	41	3,979	—	—
Repayments of long-term debt	(2,148)	—	—	—	(2,148)
Repayment of capital lease debt	(174)	—	—	—	(174)
Repurchase of preferred and common shares	—	—	(6)	—	(6)

Net cash flows provided by (used in) financing activities	(10,323)	41	23,973	—	13,691

NET CHANGE IN CASH AND EQUIVALENTS	2,240	(1)	—	—	2,239
CASH AND CASH EQUIVALENTS—Beginning of year	8,233	6	—	—	8,239

CASH AND CASH EQUIVALENTS—End of year	$10,473	$5	$—	$—	$10,478

GREAT LAKES DREDGE & DOCK CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

(In thousands)

		Additions
	Beginning Balance	Charged to costs and expenses	Charged to other accounts	Deductions	Ending balance
Description
Year ended December 31, 2008
Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$1,489	$—	$—	$(239)	$1,250

Year ended December 31, 2009
Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$1,250	$69	$—	$(69)	$1,250

Year ended December 31, 2010
Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$1,250	$447	$—	$(42)	$1,655